Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and the financial statement schedules of Wisconsin Energy Corporation and the effectiveness of Wisconsin Energy Corporation’s internal control over financial reporting dated February 25, 2009, appearing in the Annual Report on Form 10-K of Wisconsin Energy Corporation for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, WI
August 5, 2009